EXHIBIT 23.1(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioCancell Therapeutics Inc. (Development Stage Company):

We consent to the use of our report dated March 14, 2011, except for Note 14 for which the date is January 23, 2012, with respect to the United States generally accepted accounting principles ("U.S. GAAP") based consolidated balance sheets of BioCancell Therapeutics Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive loss,  and cash flows for each of the years in the three-year period ended December 31, 2010, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The U.S. GAAP consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

 Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Jerusalem, Israel

January 23, 2012